EXHIBIT 3.1

FIRST AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A PREFERRED STOCK

OF

CLEANSPARK, INC.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

______________________________________

On behalf of CleanSpark, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the Board is authorized, pursuant to the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”), to fix the powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions of any wholly unissued series of preferred stock, par value $0.001 per share, of the Corporation authorized by Article IV of the Articles of Incorporation (“Preferred Stock”) and to designate the number of shares constituting any such series;

WHEREAS, the Board previously authorized a series of Preferred Stock designated as the “Series A Preferred Stock” and caused a Certificate of Designation to be filed with the Secretary of State of the State of Nevada on April 15, 2015, which was subsequently amended and filed on October 9, 2019 (the “Certificate of Designation”);

WHEREAS, the Board has determined that it is advisable and in the interests of the Corporation to further amend and restate the Certificate of Designation to, among other things, revise the voting and dividend provisions (the “Amendments”); and

WHEREAS, the holders of the majority of the outstanding shares of the Series A Preferred Stock have approved the Amendments.

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the Articles of Incorporation, there hereby is created, out of the ten million (10,000,000) shares of Preferred Stock, a series of Series A Preferred Stock, consisting of two million (2,000,000) shares, which series shall have the following powers, designations, preferences and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions:

The specific powers, preferences, rights and limitations of the Series A Preferred Stock are as follows:

1.
Designation; Rank.

This series of Preferred Stock shall be designated and known as “Series A Preferred Stock.” The number of shares constituting the Series A Preferred Stock shall be two million (2,000,000) shares. Except as otherwise provided herein, the Series A Preferred Stock shall, with respect to rights on liquidation, winding up and dissolution, rank pari passu to the common stock, par value $0.001 per share (the “Common Stock”).

2.
Dividends.

(a) Subject to applicable law, the holders of the Series A Preferred Stock (each, a “Holder” and collectively, the “Holders”) then issued and outstanding shall be entitled to receive, and the Corporation shall pay, a special one-time dividend equal to $17.142857142857l per share of Series A Preferred Stock, payable in cash to the Holders, which dividend shall be paid within 30 business days of the date of this First Amended and Restated Certificate of Designation, or, if prior thereto, (i) when the shares of Series A Preferred Stock are converted to Common Stock on the terms hereof or (ii) upon Liquidation (as defined below), in accordance with the terms hereof.

(b) Other than as set forth in Section 2(a), the Holders shall have no rights to receive any dividends or other distributions, except upon Liquidation as set out below.

3.
Liquidation Preference.

(a) In the event of any dissolution, liquidation or winding up of the Corporation (a “Liquidation”), whether voluntary or involuntary (other than in connection with a Change of Control Event (as defined below)), the Holders shall be entitled to receive, out of the assets of the Corporation, in preference to any distributions of any of the assets or surplus funds of the Corporation to the holders of the Common Stock, cash in an amount equal to $0.02 (the “Stated Value”) for each one (1) share of Series A Preferred Stock plus the aggregate amount of accumulated but unpaid dividends for each one (1) share of Series A Preferred Stock. If, upon the Liquidation, the assets to be distributed among the Holders of the Series A Preferred Stock are insufficient to permit the payment to such Holders of the full Stated Value for their shares plus accumulated but unpaid dividends, then the assets of the Corporation allocated for distribution to the Holders of the Series A Preferred Stock shall be distributed pro rata among the holders of all the capital stock.

(b) “Change of Control Event” means the occurrence of any of the following at any time while any shares of Series A Preferred Stock are outstanding: (A) a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar transaction, or series of related transactions, as a result of which any “person” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), is or becomes the beneficial owner of shares of Common Stock representing more than 50% of the outstanding shares of Common Stock (other in a transaction effected solely to reflect a change in the Corporation’s jurisdiction of incorporation), or (B) a sale by the Corporation of all of its assets (including, for the avoidance of doubt, all of the assets of the Corporation and its subsidiaries in the aggregate), and the distribution of the proceeds therefrom to the holders of capital stock of the Corporation. A Change of Control Event shall not be deemed to be a Liquidation for purposes of this First Amended and Restated Certificate of Designation.

4.
Automatic Conversion Upon a Change of Control Event.

(a) Rights upon Change of Control Event. Immediately prior to the consummation of a Change of Control Event, each share of Series A Preferred Stock shall, automatically and without any action by any Holder or the Corporation, convert into three (3) shares of Common Stock, subject to adjustment as provided in Section 4(e) below (the “Change of Control Conversion Amount”). For the avoidance of doubt, each such share of Common Stock shall participate in the Change of Control Event on the same basis as each other outstanding share of Common Stock.

(b) Reservation of Stock. The Corporation shall at all times when any shares of Series A Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued Common Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock as provided in Section 4(a) above. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, the Corporation will use its reasonable best efforts to take all such corporate actions as may be necessary to increase its authorized by unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(c) Income Taxes. The converting Holder shall pay any and all income and other non-income taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred Stock.

(d) No Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under Section 4 of this First Amended and Restated Certificate of Designation by the Corporation, but will at all times in good faith assist in carrying out of all the provision of Section 4 of this First Amended and Restated Certificate of Designation and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

(e) Adjustment of Change of Control Conversion Amount. In the event the Corporation shall at any time declare or pay any dividend or other distribution on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (each such event, a “Stock Event”), then in each such case the Change of Control Amount immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such Stock Event. In the event of any merger, consolidation, business combination, recapitalization, reorganization, reclassification, spin-off or other transaction, in each case, that is effected in such a way (either directly or upon subsequent liquidation) that the outstanding shares of Common Stock are exchanged for, converted into, or represent the right to receive, stock, securities or assets with respect to, or in exchange for, such shares, other than a Change of Control Event (an “Organic Change”), the Corporation shall make appropriate provision to ensure that each Holder will thereafter have the right to acquire and receive upon a Change of Control Event for each share of Common Stock, in lieu of the shares of Common Stock otherwise acquirable or receivable upon a Change of Control Event therefor, such shares of stock, securities and/or assets as would have been issued or payable in such Organic Change with respect to, or in exchange for, the shares of Common Stock that would have been acquirable or receivable upon the conversion of such share of Series A Preferred Stock immediately prior to such Organic Change.

5. Voting. The Holders shall have the right to cast forty-five (45) votes for each share held of record by the Holders on all matters submitted to a vote of holders of the Corporation’s common stock, including the election of directors, and all other matters as required by law; provided, however, that, so long as the Holders of a majority of the shares of Series A Preferred Stock are, individually or collectively, duly elected directors or duly appointed officers of the Corporation and/or entities that hold Series A Preferred Stock the voting of which is controlled by such directors or officers (“Qualifying Entities”), and subject to applicable law, the votes of all outstanding shares of Series A Preferred Stock shall be cast on each matter submitted for a vote as directed by the Holders of a majority of the shares of the Series A Preferred Stock; provided, further, that if the Holders of a majority of the shares of the Series A Preferred Stock are, individually or collectively, not duly elected directors or duly appointed officers of the Corporation and/or Qualifying Entities and subject to applicable law, the votes of all outstanding shares of Series A Preferred Stock shall be cast on each matter submitted for a vote in accordance with the recommendation of the Board in respect of such matter, or, if there is no such recommendation, in the same manner and proportion as shares of Common Stock and any other class or series of the Corporation’s capital stock that are entitled to vote thereon. The Holders shall vote together with all other classes and series of Common Stock of the Corporation as a single class on all actions to be taken by the Common Stock holders of the Corporation except to the extent that voting as a separate class or series is required by law. In the event the Corporation shall at any time consummate a Stock Event, then in each such case the number of votes per share to which Holders were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such Stock Event.

6. Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

7. Transfer of Series A Preferred Stock. A Holder may transfer some or all of its shares of Series A Preferred Stock without the consent of the Corporation so long as such transfer complies with all applicable securities laws.

8. Amendment. This First Amended and Restated Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the Nevada Revised Statutes, by the Holders of a majority of the outstanding shares of Series A Preferred Stock, voting separate as a single class.

IN WITNESS WHEREOF the undersigned has signed this First Amended and Restated Certificate of Designation this 19th day of March, 2026.

CLEANSPARK, INC.

By: /s/ S. Matthew Schultz

S. Matthew Schultz

Chief Executive Officer